Exhibit 99.1

FOR RELEASE, Wednesday, January 10, 2018	For Further Information:
1:10 p.m. Pacific Time	Jill Peters, Investor Relations Contact
(310) 893-7456 or jpeters@kbhome.com
Susan Martin, Media Contact
(310) 231-4142 or smartin@kbhome.com
KB HOME REPORTS 2017 FOURTH QUARTER AND FULL YEAR RESULTS
Fourth Quarter Revenues Up 18% to $1.4 Billion; Diluted EPS Increases to $.84 from $.40
Homebuilding Operating Income Margin Improves Significantly
Net Order Value Grows 9% to $935.4 Million; Backlog Value Rises 9% to $1.7 Billion

LOS ANGELES (January 10, 2018) — KB Home (NYSE: KBH) today reported results for its fourth quarter and year ended November 30, 2017.
“Our strong fourth quarter and full year results demonstrate the progress we have achieved in the first year of our three-year Returns-Focused Growth Plan,” said Jeffrey Mezger, chairman, president and chief executive officer. “For the quarter, we significantly increased our earnings with double-digit revenue growth, a substantially expanded gross profit margin, and a new record-low selling, general and administrative expense ratio.  During 2017, we delivered steady improvement in our financial and operational performance, which included enhancing our profitability, strengthening our balance sheet, increasing our cash flow, generating better returns, and decreasing our debt to capital ratio. Notably, we ended 2017 with both our return on equity and net debt to capital ratio within the target ranges for 2019 that we established more than a year ago.”
“As we look to 2018, we expect conditions will remain favorable in most of our served markets, with solid demand for housing driven by healthy employment, rising household incomes and strong consumer confidence, and continued limited supply,” said Mezger. “With a robust backlog of approximately $1.7 billion, we believe we are well positioned to continue our momentum towards achieving our Returns-Focused Growth Plan targets. Our main priorities for 2018 are to further accelerate our financial performance, grow our community count, and enhance long-term stockholder value.”
Three Months Ended November 30, 2017 (comparisons on a year-over-year basis)

•	Total revenues increased 18% to $1.40 billion.

•	Deliveries grew 9% to 3,340 homes.

•	Average selling price rose 8% to $416,500.

•	Homebuilding operating income grew to $131.9 million from $56.0 million. This included total inventory-

related charges of $7.1 million, compared to $36.1 million.

◦	Homebuilding operating income margin increased to 9.4% from 4.7%. Excluding inventory-related charges, the improvement was 220 basis points to 9.9%.

▪	Housing gross profit margin expanded to 18.1% from 16.5%.

–	Housing gross profit margin excluding inventory-related charges increased 160 basis points to 18.6%.

–	Adjusted housing gross profit margin, a metric that excludes the amortization of previously capitalized interest and inventory-related charges, advanced 190 basis points to 23.5%.

▪	Selling, general and administrative expenses improved 50 basis points to 8.7% of housing revenues, a fourth-quarter record for the Company.

▪
Land sales generated profits of $.3 million, compared to losses of $30.4 million. The land sale losses in the 2016 fourth quarter included $30.6 million of inventory impairment charges related to planned land sales.

•
Financial services pretax income totaled $5.7 million, compared to a loss of $.7 million. This year-over-year improvement was primarily due to income from KBHS Home Loans, LLC, the Company’s mortgage banking joint venture that became operational in 2017.

•
Income tax expense totaled $53.0 million and represented an effective tax rate of 38.6%, compared to 31.8%. The effective tax rates for the 2017 and 2016 fourth quarters were favorably impacted by $1.1 million and $4.8 million, respectively, of federal energy tax credits earned from building energy-efficient homes.

•	Net income grew to $84.3 million, or $.84 per diluted share, from $37.5 million, or $.40 per diluted share.
Twelve Months Ended November 30, 2017 (comparisons on a year-over-year basis)

•	Total revenues increased 22% to $4.37 billion.

◦	Housing revenues grew 21% to $4.34 billion.

◦	Land sale revenues rose to $21.1 million from $7.4 million, partly due to the Company’s ongoing focus on improving its asset efficiency.

•	Deliveries increased 11% to 10,909 homes.

•	Average selling price rose 9% to $397,400, with increases in each of the Company’s four regions.

•	Homebuilding operating income grew to $283.4 million from $152.4 million. This included total inventory-related charges of $25.2 million, compared to $52.8 million.

◦	Homebuilding operating income margin excluding inventory-related charges increased 140 basis points to 7.1%.

▪	Selling, general and administrative expenses as a percentage of housing revenues improved 110 basis points to 9.8%.

•
Income tax expense totaled $109.4 million and represented an effective tax rate of 37.7%, compared to 29.3%. The effective tax rates for 2017 and 2016 were favorably impacted by $4.9 million and $15.2 million, respectively, of federal energy tax credits.

◦
The Tax Cuts and Jobs Act, enacted on December 22, 2017, made significant revisions to federal income tax laws, including lowering the corporate income tax rate from 35% to 21%, effective January 1, 2018. While the Company continues to assess the potential impacts of the new law, taking this income tax rate reduction into account, the Company currently believes its effective tax rate for 2018 will be approximately 27%, excluding the impact of the non-cash charge described below.

▪
In the 2018 first quarter, the Company expects to record a one-time, non-cash charge to its provision for income taxes of approximately $115 million for the accounting re-measurement of its deferred tax assets based on the lower federal corporate income tax rate. However, the Company anticipates that the lower federal income tax rate will have a favorable impact on its future net income and earnings per share. In addition, the Company expects its deferred tax assets will continue to provide significant tax cash savings in 2018 and beyond, by shielding a substantial amount of future pretax income.

•	Net income increased to $180.6 million, or $1.85 per diluted share, from $105.6 million, or $1.12 per diluted share.
Backlog and Net Orders (comparisons on a year-over-year basis)

•
Net order value for the fourth quarter rose 9% to $935.4 million on a 2% increase in net orders to 2,296. Each of the Company’s four regions posted a year-over-year increase in net order value for the quarter.

◦	Company-wide, net orders per community for the fourth quarter averaged 3.4 per month.

•	Ending backlog value grew 9% to $1.66 billion, with the number of homes in backlog roughly flat at 4,411.

•	The fourth quarter cancellation rate as a percentage of gross orders increased to 28% from 25%.

•	Average community count for the quarter decreased slightly to 228. Ending community count was down 5% to 224.
Balance Sheet as of November 30, 2017 (comparisons to November 30, 2016)

•	The Company had total liquidity of $1.18 billion, including cash and cash equivalents of $720.6 million.

◦	Net cash provided by operating activities was $513.2 million, compared to $188.7 million.

◦	There were no cash borrowings outstanding under the Company’s unsecured revolving credit facility.

•	Inventories decreased to $3.26 billion.

◦	Investments in land acquisition and development totaled $1.52 billion for the year ended November 30, 2017.

◦	Lots owned or controlled totaled 46,371, of which 75% were owned.

•
Notes payable decreased to $2.32 billion from $2.64 billion, primarily due to the Company’s retirement of $265.0 million in aggregate principal amount of its 9.100% senior notes due 2017, including $165.0 million retired in the fourth quarter, using internally generated cash.

◦
The ratio of debt to capital improved to 54.7%, and the ratio of net debt to capital improved 890 basis points to 45.4%, within the Company’s 2019 target range of 40% to 50% under its Returns-Focused Growth Plan.

•	Stockholders’ equity grew $203.2 million to $1.93 billion.

◦	Book value per share increased to $22.13 from $20.25.

◦	Return on equity improved 370 basis points to 10.0%, within the Company’s 2019 target range of 10% to 15%.
Earnings Conference Call
The conference call to discuss the Company’s fourth quarter 2017 earnings will be broadcast live TODAY at 2:00 p.m. Pacific Time, 5:00 p.m. Eastern Time. To listen, please go to the Investor Relations section of the Company’s website at www.kbhome.com.
About KB Home
KB Home (NYSE: KBH) is one of the largest homebuilders in the United States, with nearly 600,000 homes delivered since our founding in 1957. We operate in 36 markets in 7 states, primarily serving first-time and first move-up homebuyers, as well as active adults. We are differentiated in offering customers the ability to personalize what they value most in their home, from choosing their lot, floor plan, and exterior, to selecting design and décor choices in our KB Home Studios. In addition, we are an industry leader in sustainability, building innovative and highly energy- and water-efficient homes. We invite you to learn more about KB Home by visiting www.kbhome.com, calling 888-KB-HOMES,  or connecting with us on Facebook.com/KBHome or Twitter.com/KBHome.
Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; population growth, household formations and demographic trends; conditions in the capital, credit and financial markets; our ability to access external financing sources and raise capital through the issuance of common stock, debt or other securities, and/or project financing, on favorable terms; material and trade costs and availability; changes in interest rates; our debt level, including our ratio of debt to capital, and our ability to adjust our debt level and maturity schedule; our compliance with the terms of our revolving credit facility; volatility in the market price of our common stock; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition from other sellers of new and resale homes; weather events, significant natural disasters and other climate and environmental factors; government actions, policies, programs and regulations directed at or affecting the housing market (including the Tax Cuts and Jobs Act, the Dodd-Frank Act, tax benefits associated with purchasing and owning a home, and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies), the homebuilding industry, or construction activities; changes in existing tax laws or enacted corporate income tax rates, including pursuant to the Tax Cuts and Jobs Act; the availability and cost of land in desirable areas; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; costs and/or charges arising from regulatory compliance requirements or from legal, arbitral or regulatory proceedings, investigations, claims or settlements, including unfavorable outcomes in any such matters resulting in actual or potential monetary damage awards, penalties, fines or other direct or indirect payments, or injunctions, consent decrees or other voluntary or involuntary restrictions or adjustments to our business operations or practices that are beyond our current expectations and/or accruals; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives related to our product, geographic and market positioning, gaining share and scale in our served markets; our operational and investment concentration in markets in California; consumer interest in our new home communities and products, particularly from first-time homebuyers and higher-income consumers; our ability to generate orders and convert our backlog of orders to home deliveries and revenues, particularly in key markets in California; our ability to successfully implement our Returns-Focused Growth Plan and achieve the associated revenue, margin, profitability, cash flow, community reactivation, land sales, business growth, asset efficiency, return on invested capital, return on equity, net debt-to-capital ratio and other financial and operational targets and objectives; the ability of our homebuyers to obtain residential mortgage loans and mortgage banking services; the performance of mortgage lenders to our homebuyers; the performance of KBHS Home Loans, LLC, our mortgage banking joint venture with Stearns Lending, LLC; information technology failures and data security breaches; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.

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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and Twelve Months Ended November 30, 2017 and 2016
(In Thousands, Except Per Share Amounts)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2017	2016	2017	2016
Total revenues	$1,403,138	$1,191,942	$4,368,529	$3,594,646
Homebuilding:
Revenues	$1,399,160	$1,188,628	$4,356,265	$3,582,943
Costs and expenses	(1,267,284)	(1,132,634)	(4,072,862)	(3,430,542)
Operating income	131,876	55,994	283,403	152,401
Interest income	493	134	1,240	529
Interest expense	—	(233)	(6,307)	(5,900)
Equity in loss of unconsolidated joint ventures	(730)	(217)	(1,409)	(2,181)
Homebuilding pretax income	131,639	55,678	276,927	144,849
Financial services:
Revenues	3,978	3,314	12,264	11,703
Expenses	(905)	(1,196)	(3,430)	(3,817)
Equity in income (loss) of unconsolidated joint ventures	2,634	(2,768)	4,234	(3,420)
Financial services pretax income (loss)	5,707	(650)	13,068	4,466
Total pretax income	137,346	55,028	289,995	149,315
Income tax expense	(53,000)	(17,500)	(109,400)	(43,700)
Net income	$84,346	$37,528	$180,595	$105,615
Earnings per share:
Basic	$.97	$.44	$2.09	$1.23
Diluted	$.84	$.40	$1.85	$1.12
Weighted average shares outstanding:
Basic	86,821	84,961	85,842	85,706
Diluted	100,235	95,744	98,316	96,278

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	November 30, 2017	November 30, 2016
Assets
Homebuilding:
Cash and cash equivalents	$720,630	$592,086
Receivables	244,213	231,665
Inventories	3,263,386	3,403,228
Investments in unconsolidated joint ventures	64,794	64,016
Deferred tax assets, net	633,637	738,985
Other assets	102,498	91,145
	5,029,158	5,121,125
Financial services	12,357	10,499
Total assets	$5,041,515	$5,131,624

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$213,463	$215,331
Accrued expenses and other liabilities	575,930	550,996
Notes payable	2,324,845	2,640,149
	3,114,238	3,406,476
Financial services	966	2,003
Stockholders’ equity	1,926,311	1,723,145
Total liabilities and stockholders’ equity	$5,041,515	$5,131,624

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months and Twelve Months Ended November 30, 2017 and 2016
(In Thousands, Except Average Selling Price)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2017	2016	2017	2016
Homebuilding revenues:
Housing	$1,391,192	$1,185,383	$4,335,205	$3,575,548
Land	7,968	3,245	21,060	7,395
Total	$1,399,160	$1,188,628	$4,356,265	$3,582,943

Homebuilding costs and expenses:
Construction and land costs
Housing	$1,139,155	$989,452	$3,627,732	$2,997,073
Land	7,636	33,627	18,736	44,028
Subtotal	1,146,791	1,023,079	3,646,468	3,041,101
Selling, general and administrative expenses	120,493	109,555	426,394	389,441
Total	$1,267,284	$1,132,634	$4,072,862	$3,430,542

Interest expense:
Interest incurred	$40,314	$46,472	$171,486	$185,466
Loss on early extinguishment of debt	—	—	5,685	—
Interest capitalized	(40,314)	(46,239)	(170,864)	(179,566)
Total	$—	$233	$6,307	$5,900

Other information:
Depreciation and amortization	$2,207	$2,782	$9,364	$11,213
Amortization of previously capitalized interest	70,337	54,622	215,396	161,285

Average selling price:
West Coast	$654,900	$593,400	$644,900	$579,900
Southwest	290,600	288,600	290,200	287,000
Central	291,100	280,300	284,800	270,100
Southeast	283,100	285,900	284,100	281,400
Total	$416,500	$387,400	$397,400	$363,800

KB HOME SUPPLEMENTAL INFORMATION For the Three Months and Twelve Months Ended November 30, 2017 and 2016 (Dollars in Thousands)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2017	2016	2017	2016
Homes delivered:
West Coast	1,161	1,026	3,387	2,825
Southwest	540	448	1,837	1,559
Central	1,238	1,097	4,136	3,744
Southeast	401	489	1,549	1,701
Total	3,340	3,060	10,909	9,829

Net orders:
West Coast	612	675	3,356	3,000
Southwest	487	421	2,121	1,758
Central	845	839	3,939	3,881
Southeast	352	319	1,484	1,644
Total	2,296	2,254	10,900	10,283

Net order value:
West Coast	$427,533	$410,854	$2,263,443	$1,756,945
Southwest	147,914	122,369	632,747	507,870
Central	260,986	230,422	1,160,378	1,075,586
Southeast	98,948	92,245	419,679	472,754
Total	$935,381	$855,890	$4,476,247	$3,813,155

	November 30, 2017		November 30, 2016
	Homes	Value	Homes	Value
Backlog data:
West Coast	882	$606,109	913	$526,840
Southwest	1,088	327,517	804	227,822
Central	1,782	541,684	1,979	559,172
Southeast	659	184,821	724	205,255
Total	4,411	$1,660,131	4,420	$1,519,089

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages)

This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s adjusted housing gross profit margin and ratio of net debt to capital, neither of which are calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes these non-GAAP financial measures are relevant and useful to investors in understanding its operations and the leverage employed in its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because the adjusted housing gross profit margin and the ratio of net debt to capital are not calculated in accordance with GAAP, these financial measures may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to operating performance and/or financial measures prescribed by GAAP. Rather, these non-GAAP financial measures should be used to supplement their respective most directly comparable GAAP financial measures in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2017	2016	2017	2016
Housing revenues	$1,391,192	$1,185,383	$4,335,205	$3,575,548
Housing construction and land costs	(1,139,155)	(989,452)	(3,627,732)	(2,997,073)
Housing gross profits	252,037	195,931	707,473	578,475
Add: Inventory-related charges (a)	7,110	5,537	25,232	16,152
Housing gross profits excluding inventory-related charges	259,147	201,468	732,705	594,627
Add: Amortization of previously capitalized interest (b)	67,284	54,452	210,538	160,633
Adjusted housing gross profits	$326,431	$255,920	$943,243	$755,260
Housing gross profit margin	18.1%	16.5%	16.3%	16.2%
Housing gross profit margin excluding inventory-related charges	18.6%	17.0%	16.9%	16.6%
Adjusted housing gross profit margin	23.5%	21.6%	21.8%	21.1%

(a)	Represents inventory impairment and land option contract abandonment charges associated with housing operations.

(b)	Represents the amortization of previously capitalized interest associated with housing operations.
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs excluding (1) housing inventory impairment and land option contract abandonment charges (as applicable) recorded during a given period and (2) amortization of previously capitalized interest associated with housing operations, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period. This non-GAAP financial measure isolates the impact that housing inventory impairment and land option contract abandonment charges, and the amortization of previously capitalized interest associated with housing operations, have on housing gross profit margins, and allows investors to make comparisons with the Company’s competitors that adjust housing gross profit margins in a similar manner. The Company also believes investors will find adjusted housing gross profit margin relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of housing inventory

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages)

impairment and land option contract abandonment charges, and amortization of previously capitalized interest associated with housing operations. This financial measure assists management in making strategic decisions regarding community location and product mix, product pricing and construction pace.
Ratio of Net Debt to Capital
The following table reconciles the Company’s ratio of debt to capital calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s ratio of net debt to capital:

	November 30, 2017	November 30, 2016
Notes payable	$2,324,845	$2,640,149
Stockholders’ equity	1,926,311	1,723,145
Total capital	$4,251,156	$4,363,294
Ratio of debt to capital	54.7%	60.5%

Notes payable	$2,324,845	$2,640,149
Less: Cash and cash equivalents	(720,630)	(592,086)
Net debt	1,604,215	2,048,063
Stockholders’ equity	1,926,311	1,723,145
Total capital	$3,530,526	$3,771,208
Ratio of net debt to capital	45.4%	54.3%
The ratio of net debt to capital is a non-GAAP financial measure, which the Company calculates by dividing notes payable, net of homebuilding cash and cash equivalents, by capital (notes payable, net of homebuilding cash and cash equivalents, plus stockholders’ equity). The most directly comparable GAAP financial measure is the ratio of debt to capital. The Company believes the ratio of net debt to capital is a relevant and useful financial measure to investors in understanding the leverage employed in the Company’s operations.